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January 8, 2014

JetPay Corporation 1175 Lancaster Avenue, Suite 100 Berwyn, PA 19312

Re:	Registration Statement on Form S-3 (File No. 333-187339)

Ladies and Gentlemen:

We have acted as counsel to JetPay Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of 13,144,122 shares of common stock, par value $0.001 per share, of the Company held by certain selling shareholders.

We hereby consent to the filing of our opinion, dated June 13, 2013, as an exhibit to the Registration Statement and reference to our name under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dechert LLP